Exhibit 1.01

TIFFANY & CO.
CONFLICT MINERALS REPORT

This Conflict Minerals Report of Tiffany & Co. and its subsidiary companies (collectively, the “Company”) has been prepared pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended (“Rule 13p-1”), for the reporting period January 1, 2016 to December 31, 2016.

Rule 13p-1 and Form SD require companies to disclose certain information regarding products that they manufacture, or contract to manufacture, when: (a) those products contain one or more of the minerals gold, columbite-tantalite (coltan), cassiterite, or wolframite, or their derivatives tantalum, tin, and tungsten (the “Conflict Minerals”), excepting Conflict Minerals that, prior to January 31, 2013, were outside the supply chain; (b) those Conflict Minerals are necessary to the functionality or production of those products; and (c) those Conflict Minerals originated in the Democratic Republic of the Congo or in a country that shares an internationally recognized border with the Democratic Republic of the Congo (the “Covered Countries”).

Section 1. Introduction

This Conflict Minerals Report provides a description of the measures that the Company has taken to exercise due diligence with respect to the Conflict Minerals contained in the finished goods that it manufactured either internally (“directly”) or pursuant to procurement arrangements with third-party manufacturers (“indirectly”) during 2016.

The objective of the Company’s due diligence measures was to identify the source and chain of custody of the Conflict Minerals used in finished goods manufactured directly or indirectly by the Company during 2016.

The finished goods that were the focus of the Company’s due diligence measures were those that, at the time they entered the Company’s inventory for sale to the Company’s customers, contained one or more Conflict Minerals that were supplied to the Company by a vendor whose responses to the Company’s sourcing inquiries were insufficient to form the basis for a reasonable belief that none of those Conflict Minerals originated in a Covered Country.

These finished goods are collectively referred to as the “Covered Products” for the purposes of this Conflict Minerals Report. In this Conflict Minerals Report, third-party manufacturers who supply the Company with finished goods and vendors who supply the Company with raw materials, components and fabricated materials used in the Company’s internal manufacturing are referred to collectively as “vendors”.

Based on the results of the Company’s due diligence efforts described herein, with respect to the following two product categories (which are composed of the Covered Products), the Company was unable to determine whether the Conflict Minerals contained in the products in such product categories in 2016 originated in the Covered Countries or financed or benefited armed groups in those countries:1

•	eyewear

•	flatware

Section 2. Design of the Company’s Due Diligence Measures

The Company designed its due diligence measures to conform in all material respects with the framework set forth in the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chain of Minerals from Conflict-Affected and High Risk Areas (Second Edition), including the related supplements on gold, tin, tantalum and tungsten (collectively, “OECD Due Diligence Guidance”).

Summarized below are the design components of the Company’s Conflict Minerals compliance process as they relate to the five-step framework from the OECD Due Diligence Guidance and the Company’s position in the minerals supply chain as a “downstream” company:

Step 1. The Establishment of Strong Management Systems

a)
In 2014, the Board of Directors of Tiffany & Co. (the “Board”) adopted a Conflict Minerals policy, which, among other provisions, sets forth the Company’s expectations that its vendors and service providers will source Conflict Minerals that have been processed by a smelter or refiner that has obtained a “conflict-free” designation by a recognized industry group that requires an independent private sector audit or from an individual processing facility that has obtained an independent private sector audit that is publicly available. Such smelters and refiners include those that (a) received a “Compliant” designation from the Conflict-Free Smelter Program of the Conflict-Free Sourcing Initiative; (b) are included on the “Good Delivery” list of the London Bullion Market Association; and/or (c) are certified pursuant to the Responsible Jewellery Council’s Chain-of-Custody Standard. In this Conflict Minerals Report, the term “Three Conflict-Free Smelter Programs” is used to refer collectively to the program, list and standard described in the proceeding sentence.

The Conflict Minerals policy also details the Company’s expectations that its vendors and service providers complete annual training on the policy and annually submit a Conflict Minerals documentation.

1 As discussed in Tiffany & Co.’s Form SD and in this Conflict Minerals Report, the Company also considered whether Conflict Minerals could be introduced into finished goods after manufacture was completed and they entered the Company’s inventory, but before or in connection with a sale to a customer, through repairs to damaged stock inventory or customer-requested alterations made in connection with a sale. The Company determined that it should, to more fully understand its supply chain risk, perform due diligence with respect to these pre-sale and concurrent-with-sale repairs and alterations as described in this Conflict Minerals Report. As a result of its due diligence, with respect to one of the service providers, the Company could not form a basis for a reasonable belief that none of the Conflict Minerals that may have been introduced into the finished goods by such service provider as a result of pre-sale or concurrent-with-sale repairs and alterations originated in a Covered Country.

b)
The Company’s Director of Global Vendor Compliance leads the Company’s Conflict Minerals compliance process, and is the senior member of the Company’s Conflict Minerals program office (the “Program Office”), which exists within the Global Vendor Compliance Department. The Program Office facilitates the Company’s Conflict Minerals compliance activities, including the Company’s approach to due diligence on the source and chain of custody of the Conflict Minerals contained in the Covered Products.

The Company also has a Conflict Minerals Steering Committee (the “Steering Committee”), which includes members of the Company’s management and other employees from the following departments: global operations, manufacturing, supply management, legal, internal audit, finance, corporate social responsibility, and after sales service. The Steering Committee meets regularly to receive progress reports on, and to exercise an oversight function with respect to, the Company’s Conflict Minerals compliance process, including the product review and reasonable country of origin inquiry, each as described in Tiffany & Co.’s Form SD (the “Form SD”) as well as the red flag review and the preparation of the Form SD and this Conflict Minerals Report.

The Company’s Conflict Minerals compliance process is further supported by a working group composed of representatives from departments across the Company, including finished goods development, global procurement, manufacturing, supply management, quality management, after sales service, and specific finished goods teams (the “Working Group”). The Working Group assists the Program Office in identifying the vendors and service providers that are potential sources of raw materials, components, fabricated materials and finished goods that are likely to contain Conflict Minerals. The Working Group also assists the Program Office with providing training and other communications to vendors regarding the Conflict Minerals compliance process.

The Audit Committee of the Board also receives a report on the compliance process and exercises an oversight function with respect to the filing of the Form SD and this Conflict Minerals Report.

c)
The Company requests and obtains information from its vendors and service providers regarding the use and origin of Conflict Minerals in raw materials, components, fabricated materials and finished goods (collectively “applicable products”) supplied to the Company or used in pre-sale and concurrent-with-sale repairs and alterations through a survey that incorporates questions set forth in the conflict minerals reporting template developed by the Conflict Free Sourcing Initiative and other questions deemed relevant due to the nature of the Company’s supply chain. While each vendor and service provider is asked to complete the full survey each year, the Company occasionally grants a limited exception to permit vendors and service providers that completed a survey in the immediately preceding year to instead certify the continuing applicability, completeness and accuracy of the information provided in response to such previous survey. The survey and these certifications are referred to collectively in this Conflict Minerals Report as the Company’s Conflict Minerals documentation. The Program Office manages the documentation process, consolidates the Company’s Conflict Minerals compliance information, and provides management reporting to implement a system of supply chain controls and transparency.

The Company’s Conflict Mineral due diligence documentation is subject to the Company’s document retention policy, which mandates a five-year retention period for documents pertaining to the Company’s Conflict Minerals compliance process.

d)
The Company’s vendor contracts and its onboarding documentation for vendors and services providers include information about the Company’s Conflict Minerals policy and compliance expectations. Additionally, training is provided annually to vendors and service providers to educate them about Conflict Minerals and the Company’s Conflict Minerals policy.

e)
The Company has a Company-level grievance mechanism that provides a means for parties to report concerns about Conflict Minerals sourcing matters. It is included in the Company’s Conflict Minerals policy provided to vendors and service providers.

Step 2. Identification and Assessment of Risk in the Company’s Supply Chain

a)
The Program Office identifies the risk that Conflict Minerals are contained in the Company’s finished goods at two points in the finished goods lifecycle, considering whether (1) the finished goods may contain Conflict Minerals as a result of the manufacturing process (e.g., at the time the manufactured finished goods enter the Company’s inventory) and (2) Conflict Minerals may be introduced into the finished goods, after they had entered the Company’s inventory, as a result of pre-sale or concurrent-with-sale repairs and alterations.[2]

During the annual Conflict Minerals compliance process, the Program Office, with support from the Working Group, identifies the vendors and service providers that are likely to supply the Company with applicable products that are likely to contain Conflict Minerals. The Company then disseminates the Company’s Conflict Minerals documentation to these vendors and service providers. The documentation is designed to provide information with regard to the country of origin of, and the identity of the smelters and refiners that process, the Conflict Minerals contained in the Company’s finished goods. If a vendor or service provider identifies in its documentation response a source of Conflict Minerals that is not a smelter or refiner, the Program Office engages with that source, either directly or through the vendor or service provider, to seek to identify the applicable smelters or refiners.

2 The Company considers the impact on its finished goods of services provided by independent third-party repair service providers (the “service providers”). These service providers primarily perform after-sale service on customer-owned merchandise. However, the service providers may also, on occasion, perform alterations to finished goods in connection with an initial sale at the request of a customer (e.g., ring sizing) or perform repairs on damaged stock inventory, as needed. These services, to the extent that they involve augmentation of finished goods (e.g., through the addition of metal for sizing or the use of solder for repair), represent a distinct phase of the finished goods lifecycle.

b)
The Program Office analyzes the results of the documentation to assess the risk that the sourcing of the Conflict Minerals contained in the Company’s finished goods may have directly or indirectly financed armed groups in the Covered Countries. As part of the analysis, the Program Office evaluates the country of origin information provided by the vendors and service providers. In addition, the smelters and refiners identified through the survey process as the source of any Conflict Minerals contained in the applicable products are evaluated for designation or certification by, or inclusion in, one or more of the Three Conflict-Free Smelter Programs.

The Company reviews each vendor response for completeness and internal consistency and to determine the reliability and reasonableness of the information provided through the application of certain logical tests (the “red flag review”).3 The Company then engages further with vendors and service providers who, on the basis of the red flag review, are identified as requiring further inquiry. Any vendor or service provider who provides applicable products containing Conflict Minerals that are processed by a smelter or refiner that is not among those designated or certified by, or included in, one or more of the Three Conflict Free Smelter Programs is included among those requiring further inquiry.

In performing its risk assessment, the Company recognizes that it may not receive a survey response from all applicable vendors and service providers and that, in the absence of a response, it may be the case that a non-responsive vendor or service provider introduced Conflict Minerals that originated in a Covered Country into the Company’s finished goods. Further, the Company notes that, with respect to those vendors and service providers that do provide responses, the sourcing information provided may, in some cases, be insufficient for the Company to form the basis for a reasonable belief that none of the Conflict Minerals contained in the applicable products provided by such vendors or introduced by such service providers could have originated in the Covered Countries. The Program Office acknowledges the potential risk introduced by these non-responsive vendors and service providers and by those that respond but provide insufficient sourcing information (collectively, the “Designated Vendors”) and identifies these Designated Vendors for further diligence and inclusion in the Company’s Conflict Minerals risk management plan.

Step 3. Design and Implementation of Strategies to Respond to Identified Risks

a)
The Steering Committee is kept apprised of the risk assessment process and outcome, and the underlying circumstances that result in Designated Vendors being subject to due diligence, through regular updates, and reviews and discusses these matters during Steering Committee meetings.

3 The red flag review includes, for example, tests such as: (i) confirming whether the smelters or refiners identified in the survey process are among those designated or certified by, or included in, one or more of the Three Conflict-Free Smelter Programs, (ii) cross-checking the responses of RCOI vendors that identify common suppliers that are not smelters or refiners, (iii) reviewing other information known by the Company with regard to vendors, including the results of previous Social Accountability Program risk assessments and audits of vendors, and (iv) the geographic proximity of RCOI vendors to their identified smelters or refiners and mine sources.

b)
As part of its effort to mitigate the risk that the sourcing of Conflict Minerals used in the Company’s finished goods may have directly or indirectly financed armed groups in the Covered Countries, the Company established Designated Vendor response protocols to guide its response to any identified risk. These protocols are defined within the Company’s overall Conflict Minerals risk management plan and include, for example, processes for escalation to the Company’s management of certain vendor information as well as processes for the implementation of corrective action plans for vendors. In addition to these protocols, which focus on risks related to Designated Vendors, the Company more generally manages Conflict Minerals-related risks in its supply chain by working with the vendors and service providers identified as likely to provide the Company with Conflict Minerals to improve their Conflict Minerals chain of custody information and to further educate them about Conflict Minerals and the Company’s Conflict Minerals policy and compliance process.

c)
The Program Office implements the Company’s Conflict Minerals training procedures and its vendor response protocols. Among the Program Office’s specific responsibilities are the creation of educational materials, the tracking and documentation of communications with vendors and the planning and management of risk mitigation efforts, including corrective action plans. From time to time, the Company’s management may determine that, in light of business and compliance considerations, it is no longer in the Company’s best interest to continue working with certain vendors and service providers.

d)
The Company recognizes that additional risk exists when new vendors and service providers are being selected and engaged as well as when circumstances change with respect to existing vendors and service providers. To mitigate such risk, the Company undertakes additional fact and risk assessments with potential new vendors and service providers as well as those who have undergone changes of control or material changes in operations or who have been subject to other changes in circumstance that are likely to alter their Conflict Minerals-related risk profile.

Step 4. Independent Third-Party Audits of Company’s Supply Chain

In light of the Company’s position in the supply chain, the Company does not conduct or commission independent third-party audits of the smelters and refiners from which its vendors and service providers source Conflict Minerals. However, as discussed above, the Company’s Conflict Minerals compliance process relies on certain industry initiatives, such as the Three Conflict-Free Smelter Programs, for independent third-party audit information.

The Company also supports independent third-party audits of smelters and refiners through its membership with the Conflict-Free Sourcing Initiative.

Step 5. Reporting on Supply Chain Due Diligence

Tiffany & Co. provides a public report of its due diligence measures with regard to the sourcing of Conflict Minerals. A copy of this report is available at http://investor.tiffany.com/governance.cfm.

Pursuant to Rule 13p-1, Tiffany & Co. prepares and submits a Conflict Minerals Report each year, as required.

Additional information on the Company’s responsible sourcing practices is available at http://www.tiffany.com/CSR/.

Section 3. Due Diligence Measures Performed by the Company

The Company’s due diligence measures performed for the Covered Products in calendar year 2016 included the following activities:

•
The Program Office, with support from the Working Group, identified 166 vendors and service providers that were likely to supply the Company with applicable products that likely contained Conflict Minerals. The Program Office sent the Company’s Conflict Minerals survey to these 166 vendors and service providers. A limited number of these vendors and service providers were permitted to certify the continuing applicability, completeness and accuracy of the information provided in response to the Company’s 2015 Conflict Minerals survey, rather than complete a new survey.

•
The Company’s 2015 and 2016 Conflict Minerals surveys incorporated questions set forth in the conflict minerals reporting template developed by the Conflict Free Sourcing Initiative and other questions deemed relevant due to the nature of the Company’s supply chain.

•
Through additional analysis and communications with vendors and service providers, the Program Office was able to confirm that 152 vendors and service providers (“RCOI Vendors”) supplied the Company with applicable products that contained Conflict Minerals. The Company received completed Conflict Minerals documentation from all but one of the 152 RCOI vendors.

•
The Program Office reviewed the completed documentation, assessed the country of origin information provided, and evaluated the identified smelters and refiners for designation or certification by, or inclusion in, one or more of the Three Conflict-Free Smelter Programs. Each vendor response was analyzed for completeness and internal consistency and to determine the reliability and reasonableness of the information provided through the red flag review.

•
The Company then engaged further with vendors and service providers who, on the basis of the red flag review, were identified as requiring further inquiry. This included any vendor or service provider who identified as the source of Conflict Minerals any supplier other than a smelter or refiner, or any smelter or refiner that was not among those designated or certified by, or included in, one or more of the Three Conflict Free Smelter Programs.

•
As a result of the risk assessment, the Company identified three Designated Vendors (one of which did not complete the Company’s Conflict Minerals survey and is referred to in the eleventh paragraph of this Section 3). The Program Office followed up with telephonic and written communications to the two responsive Designated Vendors to seek to determine the source and chain of custody of the Conflict Minerals used by these vendors. The information received from these vendors to date is reflected in this Conflict Minerals Report, and the Program Office is continuing to engage with the two vendors in 2016 with respect to their Conflict Minerals chain of custody processes and information.

•
The Steering Committee received five updates, in which the Program Office reported on the Company’s Conflict Minerals compliance process, including the product review, reasonable country of origin inquiry, red flag review and due diligence.

•	The Program Office prepared, with the assistance of the Steering Committee, the Form SD and this Conflict Minerals Report.

•	The Audit Committee of the Board reviewed and discussed a report summarizing the Company’s Conflict Minerals compliance process and the Form SD and this Conflict Minerals Report.

•
While the Company did not conduct or commission independent third-party audits of the smelters and refiners from which its vendors and service providers source Conflict Minerals, as discussed above, the Company’s Conflict Minerals compliance process relied on certain industry initiatives, such as the Three Conflict-Free Smelter Programs, for independent third-party audit information.

•
One of the Company’s service providers did not complete the Company’s Conflict Minerals survey. Multiple attempts to engage with this service provider were unsuccessful. In light of both business and compliance considerations, it was determined that it was no longer in the Company’s best interest to continue working with this service provider and the relationship was terminated.

•
The Program Office, with support from the Working Group, distributed Conflict Minerals training and the Company’s Conflict Minerals policy to the vendors and service providers who were likely to supply the Company with applicable products that were likely to contain Conflict Minerals. The training and policy were translated into these vendors’ and service providers’ preferred languages.

•
With the preparation and submission of this Conflict Minerals Report, the Company has provided a public report of its due diligence measures with regard to the sourcing of Conflict Minerals. A copy of this report is available at http://investor.tiffany.com/governance.cfm.

Section 4. Product Categorization; Result of Due Diligence

Based on the information provided by vendors for 2016, and after exercising the due diligence measures described above, the Company could not, with respect to two vendors who supplied the Company with Conflict Minerals used in Covered Products in 2016, form the basis for a reasonable belief that none of those Conflict Minerals originated in a Covered Country. As a result of this assessment and the Company’s further inability to ascertain whether such Conflict Minerals in the Covered Products may have directly or indirectly financed armed groups in the

Covered Countries, the Company was unable to determine whether the Covered Products containing those Conflict Minerals qualify as “DRC Conflict Free,” as defined under Rule 13p-1.

The Company believes that, to the extent reasonably determinable by the Company through its due diligence process, it identified the facilities that were used to process the Conflict Minerals contained in the eyewear and flatware product categories; however, there may have been additional facilities used to process the Conflict Minerals that are unknown to the Company. The smelters and refiners that were identified through the Company’s due diligence process are listed below:

Covered Product	Metal	Smelters or Refiners Facility Name	Facility Location
Eyewear	Gold Gold Tin Tin	Metalor Technologies S.A*. Umicore Brasil Ltda.* Minsur* PT Timah (Persero) Tbk Mentok*	Switzerland Brazil Peru Indonesia
Flatware	Gold Gold Gold Gold Gold Gold Gold Gold Gold Gold Gold Tin Tin Tin Tin Tin Tin Tin Tin Tin
Advanced Chemical Company*
Asahi Refining Canada Ltd.*
CCR Refinery - Glencore Canada Corporation*
Elemetal Refining, LLC*
Heraeus Precious Metals GmbH & Co. KG*
Kennecott Utah Copper LLC,*
Metalor USA Refining Corporation*
Metalúrgica Met-Mex Peñoles S.A. De C.V*.
Republic Metals Corporation*
Royal Canadian Mint*
Umicore Brasil Ltda.*
Cooperativa Metalurgica de Rondônia Ltda.*
EM Vinto*
Malaysia Smelting Corporation (MSC)*
Metallo-Chemique N.V.*
PT Mitra Stania Prima*
PT Timah (Persero) Tbk Kundur*
PT Timah (Persero) Tbk Mentok*
PT Tinindo Inter Nusa*
Thaisarco*
United States Canada Canada United States Germany United States United States Mexico United States Canada Brazil Brazil Bolivia Malaysia Belgium Indonesia Indonesia Indonesia Indonesia Thailand

*Indicates smelters or refiners that have been designated or certified by, or included in, one or more of the Three Conflict-Free Smelter Programs as of January 1, 2017.

The Company’s efforts to determine the mine of origin for the Conflict Minerals contained in the eyewear and flatware product categories consisted of the due diligence measures described in this Conflict Minerals Report. Despite these efforts, the Company does not have sufficient information to conclusively determine the countries of origin of the Conflict Minerals in these two product categories or whether they originated from recycled or scrap sources. Based on the information provided by the Company’s vendors, their direct suppliers, and their underlying smelters and refiners, as well as from the Conflict-Free Sourcing Initiative and other sources, the Company believes that the countries of origin of the Conflict Minerals in these two product categories may include Australia, Austria, Bolivia, Brazil, Cambodia, Canada, Chile, China, Colombia, Democratic Republic of Congo, Ecuador, Guatemala, Guyana, Honduras, Indonesia, Japan, Laos, Malaysia, Mexico, Mongolia, Myanmar, Nicaragua, Nigeria, Panama, Peru,

Portugal, Russia, Rwanda, Spain, Thailand, United States of America, Uzbekistan, and Vietnam, and may also include recycled or scrap sources.

As discussed in the first footnote of this Conflict Minerals Report, the Company also considered whether Conflict Minerals could be introduced into finished goods sold by the Company after manufacture was completed and they entered the Company’s inventory, but before or in connection with a sale to a customer, through repairs to damaged stock inventory or customer-requested alterations made in connection with a sale.

Accordingly, in order to more fully understand the impact of Conflict Minerals on its finished goods, the Company intended to exercise the same due diligence procedures with respect to Designated Vendors that were service providers that it exercised with respect to Designated Vendors that provided the Company with finished goods and other applicable products used in the Company’s direct and indirect manufacturing processes. However, as the sole service provider in this circumstance failed to respond to any of the Company’s survey or diligence efforts, the Company could not form a basis for a reasonable belief that none of the Conflict Minerals that may have been introduced into the finished goods by such service provider as a result of pre-sale or concurrent-with-sale repairs and alterations originated in a Covered Country.4

Section 5. Anticipated Future Actions

In the coming year, the Company expects to continue to engage directly with its existing vendors and service providers, and any new vendors and service providers, to work to identify the source and chain of custody of Conflict Minerals contained in applicable products supplied to the Company or potentially introduced into finished goods as a result of pre-sale or concurrent-with-sale alterations and repairs, and to evaluate and manage any risk according to the activities described above in “Design of the Company’s Due Diligence Measures”.

Section 6. Independent Private Sector Audit

For the 2016 reporting period, consistent with the Statement on the Effect of the Recent Court of Appeals Decision on the Conflict Minerals Rule, made public by the Securities and Exchange Commission on April 29, 2014, the Company did not obtain an independent private sector audit.5

* * * * *

4 The service provider provided or supported alteration and repair services for finished goods presented in two Company stores in Malaysia.
5 https://www.sec.gov/News/PublicStmt/Detail/PublicStmt/1370541681994